UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                              ---------------------


                                    FORM 8-K




                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934






       Date of Report (Date of earliest event reported) 23 April 2001
                                                       ----------------




                                        Air Products and Chemicals, Inc.
                                --------------------------------------------------
                                (Exact name of registrant as specified in charter)


                Delaware                                     1-4534                         23-1274455
   ----------------------------------------------     ------------------------     ---------------------------
   (State of other jurisdiction of incorporation)     (Commission file number)     (IRS Identification number)


   7201 Hamilton Boulevard, Allentown, Pennsylvania                                         18195-1501
   ------------------------------------------------                                         ----------
       (Address of principal executive offices)                                             (Zip Code)


Registrant's telephone number, including area code  (610) 481-4911
                                                    ---------------

Item 5. Other Items
-------------------

       AIR PRODUCTS REPORTS NET INCOME FROM OPERATIONS OF 54 CENTS
       -----------------------------------------------------------


LEHIGH VALLEY, Pa. (April 23, 2001) - Air Products and Chemicals, Inc. (NYSE:APD) today reported net income from operations of $118 million, or diluted operating earnings per share of 54 cents for the March quarter. Excluding disclosed special items in both years, diluted operating earnings per share declined 13 percent compared with prior year earnings of 62 cents per share. Net income from operations declined 11 percent compared with prior year earnings of $133 million, primarily due to higher natural gas prices and lower volumes in the chemicals business.

As reported net income for the March 2001 quarter was $95 million, or 43 cents on a diluted earnings per share basis. Prior year net income as reported was $48 million, or 22 cents per share. The following discussion excludes special items.

Revenues of $1.5 billion increased 11 percent compared with prior year revenues. Industrial gas sales were particularly strong in global markets such as electronics and the chemicals and processing industries (CPI) and in Asia.

Commenting on the quarter, Air Products Chairman and Chief Executive Officer John P. Jones said, "As expected, this quarter's earnings were affected by the weaker economy and higher energy and raw material prices, which hit our chemicals business particularly hard. In the face of these short-term challenges, our strategies continue to generate growth, and our long-term fundamentals remain positive. The entire Air Products team remains focused on execution. We continue to develop ways to better serve our customers and manage costs in all areas."

Industrial gas sales increased 24 percent and operating income increased 11 percent compared with the prior year. Excluding natural gas and currency effects, industrial gas sales were up 14 percent. Sales to the electronics market, including premier specialty gases and high purity specialty chemicals, grew by more than 50 percent, significantly driving profitability. CPI continued to perform well despite higher natural gas costs early in the quarter, which impacted demand. In Asia, strength in electronics and better plant loading increased profitability. Adjusted for currency effects, sales of bulk and packaged gases, particularly to the medical gases market, led to solid European results. Exceptionally high energy and raw material costs and a slower economic environment led to lower operating results for North American gases.

The worldwide gases operating margin of 17.6 percent was affected by higher natural gas prices. Adjusted for the pass-through effects of natural gas on revenues, the margin was approximately 19.6 percent-equal to last year's margin.

Chemicals' sales declined three percent compared with last year, excluding the polyvinyl alcohol business divestiture. The chemicals business was severely affected by lower volumes, higher natural gas costs and lower margins as price increases continued to lag raw material cost increases. As a result, operating income fell by more than 50 percent.

Commenting on the outlook for Air Products' chemicals business, Mr. Jones noted the company anticipates lower raw material costs in the second half of its fiscal year. "We also expect volumes to recover on normal seasonality. While the economy may temper the pace of recovery, we don't expect the combination of factors that drove Chemicals' disappointing results this quarter to continue."

Regarding the company's gases and equipment businesses, Mr. Jones said, "Thanks to our leadership positions in the higher growth electronics and CPI markets, and our #2 position in the European healthcare market, weaker economic conditions had less impact on our gases business. Additionally, in many cases we can recover increased natural gas and power costs. These strengths more than offset weaker demand in our North American merchant and packaged gases businesses. Based on continued strength in our key markets and regions, we expect gases will continue to perform. We are also experiencing accelerated activity in our natural gas liquefaction or LNG equipment business, which will contribute to this year's bottom line results."

Mr. Jones concluded, "Together, these factors lead us to anticipate our earnings per share from operations for fiscal 2001 will be in the range of $2.40 to $2.45."

***NOTE: The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions; demand and timing of the placing of orders for the goods and services of Air Products; competitive factors in the industries in which it competes; whether prices of natural gas and other raw materials fall in the second half of fiscal 2001; the ability to recover increased energy and raw material costs from customers; the availability of utilities, particularly in California, to provide electrical power; changes in government regulation; success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures; fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in the jurisdictions in which Air Products and its affiliates operate; and the timing and rate at which tax credits can be utilized.


Financial tables follow:

                        AIR PRODUCTS AND CHEMICALS, INC.
                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

  (Millions of dollars, except per share)
-------------------------------------------------------------------------------------------------------
                                           Three Months Ended                   Six Months Ended
                                                31 March                           31 March
                                      2001            2000              2001             2000
-------------------------------------------------------------------------------------------------------
Sales                              $1,498.3         $1,347.2        $2,939.6          $2,611.6
-------------------------------------------------------------------------------------------------------

Net Income:
     As reported                     $ 94.6           $ 47.6          $230.2            $ 98.2
     Exclusive of special items      $118.3(a)        $133.2(b)       $253.9(a)         $254.4(c)
-------------------------------------------------------------------------------------------------------

Basic Earnings Per Share:
     As reported                        $.44             $.22           $1.07             $ .46
     Exclusive of special items         $.55             $.62           $1.18             $1.19
-------------------------------------------------------------------------------------------------------

Diluted Earnings Per Share:
     As reported                        $.43             $.22           $1.05             $ .46
     Exclusive of special items         $.54(a)          $.62(b)        $1.16(a)          $1.18(c)
-------------------------------------------------------------------------------------------------------

Operating Return on Net Assets                                          11.3%             10.1%

Capital Expenditures                                                  $329.3            $604.0

Depreciation                         $143.3           $144.6          $291.7            $276.3
-------------------------------------------------------------------------------------------------------

(a) Excludes an after-tax charge of $20.0 million, or $.09 per share, for a global cost reduction plan and an after-tax charge of $3.7 million, or $.02 per share, for costs related to a litigation settlement.

(b) Excludes an after-tax charge of $84.1 million, or $.39 per share, for costs related to the BOC transaction, an after-tax charge of $5.5 million, or $.03 per share, for a global cost reduction plan, and an after-tax gain of $4.0 million, or $.02 per share, on the sale of packaged gas facilities.

(c) Excludes an after-tax charge of $154.7 million, or $.72 per share, for costs related to the BOC transaction, an after-tax charge of $5.5 million, or $.03 per share, for a global cost reduction plan, and an after-tax gain of $4.0 million, or $.02 per share, on the sale of packaged gas facilities. The costs related to the BOC transaction consist primarily of charges recorded on purchased option and forward exchange contracts entered into to hedge the currency exposure of the transaction.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                               CONSOLIDATED INCOME
                                   (Unaudited)

  (Millions of dollars, except per share)
------------------------------------------------------------------------------------------------------------------
                                                   Three Months Ended                     Six Months Ended
                                                        31 March                              31 March
                                                2001               2000               2001                2000
------------------------------------------------------------------------------------------------------------------
SALES AND OTHER INCOME
Sales                                        $1,498.3           $1,347.2          $2,939.6            $2,611.6
Other income (expense), net                       (9.0)               7.1               4.3                13.9
------------------------------------------------------------------------------------------------------------------
                                              1,489.3            1,354.3           2,943.9             2,625.5
------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Cost of sales                                 1,104.8              925.6           2,129.9             1,802.7
Selling and administrative                      189.5              179.9             363.0               347.7
Research and development                         30.8               29.9              59.3                60.0
------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                164.2              218.9             391.7               415.1
Income from equity affiliates, net               16.9               21.3              37.8                41.6
 of related expenses
Loss on currency hedges related to               --                134.7              --                 247.9
 BOC transaction and expenses
Interest expense                                 50.3               46.8              98.7                88.1
------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES AND                         130.8               58.7             330.8               120.7
 MINORITY INTEREST
Income taxes                                     36.6                8.3              98.3                17.4
Minority interest (a)                             (.4)               2.8               2.3                 5.1
------------------------------------------------------------------------------------------------------------------
NET INCOME                                      $94.6              $47.6            $230.2               $98.2
==================================================================================================================
BASIC EARNINGS PER COMMON SHARE                   $.44               $.22             $1.07                $.46
------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                 $.43               $.22             $1.05                $.46
------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON               214.5              213.3             214.4               213.2
 SHARES (in millions)
------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON AND           218.9              215.4             218.4               215.5
 COMMON EQUIVALENT SHARES (in
 millions) (b)
------------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED PER                            $.19               $.18              $.38                $.36
 COMMON SHARE - Cash
------------------------------------------------------------------------------------------------------------------

(a)  Minority interest primarily includes before-tax amounts.

(b) The dilution of earnings per common share is due mainly to the impact of unexercised stock options.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

Millions of dollars)
-----------------------------------------------------------------------------------------------------------
                                                                               31 March
                              ASSETS                                   2001                 2000
-----------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash items                                                   $100.6               $ 92.7
Trade receivables, less allowances for                               1,049.8                923.1
 doubtful accounts
Inventories and contracts in progress                                  514.2                497.7
Other current assets                                                   240.3                381.2
-----------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                 1,904.9              1,894.7
-----------------------------------------------------------------------------------------------------------
INVESTMENTS IN NET ASSETS OF AND ADVANCES TO                           493.8                505.9
 EQUITY AFFILIATES
PLANT AND EQUIPMENT, at cost                                        10,451.6             10,491.3
Less - Accumulated depreciation                                      5,274.9              5,120.7
-----------------------------------------------------------------------------------------------------------
PLANT AND EQUIPMENT, net                                             5,176.7              5,370.6
-----------------------------------------------------------------------------------------------------------
GOODWILL AND OTHER NONCURRENT ASSETS                                   709.1                799.1
-----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        $8,284.5             $8,570.3
===========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Payables, trade and other                                             $577.0               $538.3
Accrued liabilities                                                    336.6                377.4
Unrealized loss on forward contracts related to BOC transaction         --                  188.7
Accrued income taxes                                                    17.1                 49.3
Short-term borrowings                                                  209.1                440.6
Current portion of long-term debt                                      302.0                115.3
-----------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                            1,441.8              1,709.6
-----------------------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                       2,515.6              2,506.9
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES                         534.3                566.8
DEFERRED INCOME TAXES                                                  785.6                744.2
-----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                    5,277.3              5,527.5
-----------------------------------------------------------------------------------------------------------
MINORITY INTERESTS IN SUBSIDIARY COMPANIES                             117.4                119.5
-----------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                           2,889.8              2,923.3
-----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $8,284.5             $8,570.3
===========================================================================================================

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                        CONDENSED CONSOLIDATED CASH FLOWS
                                   (Unaudited)

(Millions of dollars)
--------------------------------------------------------------------------------------------------------------------------
                                                                                      Six Months Ended 31 March
                                                                                   2001                    2000
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                                      $230.2                    $98.2
Adjustments to reconcile income to cash provided by operating activities:
 Depreciation                                                                    291.7                    276.3
 Impairment of long-lived assets                                                   6.4                     --
 Deferred income taxes                                                             7.1                     12.9
 Loss on BOC transaction                                                          --                      201.3
 Undistributed earnings of unconsolidated affiliates                             (19.9)                   (25.5)
 Gain on sale of assets and investments                                            (.6)                   (10.9)
 Other                                                                           (14.6)                    35.9
Working capital changes that provided (used) cash, net of effects of acquisitions
 Trade receivables                                                               (82.2)                   (41.5)
 Inventories and contracts in progress                                           (37.9)                     6.8
 Payables, trade and other                                                         1.6                     30.7
 Other                                                                            (1.9)                   (82.6)
--------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                                            379.9                    501.6
--------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Additions to plant and equipment (a)                                            (302.3)                  (378.6)
Acquisitions, less cash acquired (b)                                              --                     (168.7)
Investment in and advances to unconsolidated affiliates                          (26.5)                   (16.5)
Proceeds from sale of assets and investments                                      32.2                     30.0
Other                                                                             23.0                    (15.3)
--------------------------------------------------------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES                                              (273.6)                  (549.1)
--------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
 Long-term debt proceeds                                                          54.4                    507.5
 Payments on long-term debt                                                      (21.4)                  (369.6)
 Net (decrease) increase in commercial paper and short-term borrowings           (25.7)                    10.5
 Purchase of treasury stock                                                      (50.0)                    --
 Dividends paid to shareholders                                                  (81.5)                   (76.8)
 Other                                                                            27.0                      1.8
--------------------------------------------------------------------------------------------------------------------------
CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES                                 (97.2)                    73.4
--------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash                                           (2.6)                     5.2
--------------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Items                                                    6.5                     31.1
Cash and Cash Items - Beginning of Year                                           94.1                     61.6
--------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items - End of Period                                             $100.6                    $92.7
==========================================================================================================================

(a) Excludes capital lease additions of $.5 million and $16.0 million in fiscal 2001 and 2000, respectively.

(b) Excludes $24.2 million of long-term debt assumed in acquisitions in fiscal 2000.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

The results for the three and six months ended 31 March 2001 include a charge of $30.9 million ($20.0 million after-tax, or $.09 per share) for a global cost reduction plan. The plan includes 311 position eliminations, resulting in a charge of $22.4 million for severence and termination benefits. A charge of $8.5 million was recognized for asset impairments and other related restructuring costs. The restructuring charges included in cost of sales, selling and administrative, and other expense were $14.4 million, $9.4 million, and $7.1 million, respectively. The results for the three and six months ended 31 March 2001 also include a charge of $6.0 million ($3.7 million after-tax, or $.02 per share) related to a litigation settlement.

Income from equity affiliates, net of related expenses, contributed $.07 and $.09 per share to diluted earnings per share for the three months ended 31 March 2001 and 31 March 2000, respectively. Income from equity affiliates, net of related expenses, contributed $.16 and $.18 per share to diluted earnings per share for the six months ended 31 March 2001 and 31 March 2000, respectively.

The company, The BOC Group plc (BOC) and L'Air Liquide S.A. (Air Liquide) of France announced in July 1999 that they had agreed to the terms of a recommended offer for the share capital of BOC. In May 2000, the company and Air Liquide announced the Federal Trade Commission had indicated it would not approve the offer by 12 May 2000, the date on which the period for satisfying the preconditions to the offer would expire, and the offer was not extended beyond 12 May 2000. As a result, certain costs and financing fees that had been deferred were expensed in the third quarter of fiscal 2000.

The results for the three and six months ended 31 March 2000 include a charge of $134.7 million ($84.1 million after-tax, or $.39 per share) and $247.9 million ($154.7 million after-tax, or $.72 per share), respectively, for costs related to the BOC transaction. These costs consist primarily of charges recorded on purchased option and forward exchange contracts entered into to hedge the currency exposure of the BOC transaction.

The results for the three and six months ended 31 March 2000 include a charge of $8.7 million ($5.5 million after-tax, or $.03 per share) for the global cost reduction plan and a gain of $6.3 million ($4.0 million after-tax, or $.02 per share) related to the sale of packaged gas facilities. The restructuring charges included in cost of sales, selling and administrative, and research and development were $3.3 million, $4.4 million, and $1.0 million, respectively.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY BUSINESS SEGMENTS
                                   (Unaudited)

Business segment information is shown below:

---------------------------------------------------------------------------------- -----------------------------------------
(Millions of dollars)                             Three Months Ended                  Six Months Ended
                                                       31 March                           31 March
                                                2001              2000              2001            2000
------------------------------------------------------------------------------------------------------------------
Revenues from external customers
 Gases                                       $1043.2            $842.1           $2035.4         $1,622.7
 Equipment                                      64.8              53.8             120.6            104.4
 Chemicals                                     390.3             451.3             783.6            884.5
------------------------------------------------------------------------------------------------------------------
 Segment Totals                              1,498.3           1,347.2           2,939.6          2,611.6
------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                        $1,498.3          $1,347.2          $2,939.6         $2,611.6
------------------------------------------------------------------------------------------------------------------

Operating income
 Gases                                        $156.8            $171.0            $348.2           $324.3
 Equipment                                       3.5               5.6               4.6              6.8
 Chemicals                                      18.5              50.0              55.5            101.6
------------------------------------------------------------------------------------------------------------------
 Segment Totals                                178.8             226.6             408.3            432.7
------------------------------------------------------------------------------------------------------------------
 Corporate research and development            (14.6)             (7.7)            (16.6)           (17.6)
  and other income/(expense)
------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                          $164.2            $218.9            $391.7           $415.1
------------------------------------------------------------------------------------------------------------------

Operating income (excluding special items)
 Gases                                       $183.1(a)          $164.7(c)         $374.5(a)        $318.0(c)
 Equipment                                      3.5                5.6               4.6              6.8
 Chemicals                                     23.1(b)            58.7(d)           60.1(b)         110.3(d)
------------------------------------------------------------------------------------------------------------------
 Segment Totals                               209.7              229.0             439.2            435.1
------------------------------------------------------------------------------------------------------------------
 Corporate research and development            (8.6)(e)           (7.7)            (10.6)(e)        (17.6)
  and other income/(expense)
------------------------------------------------------------------------------------------------------------------
  Consolidated Totals                         $201.1            $221.3            $428.6           $417.5
------------------------------------------------------------------------------------------------------------------

Equity affiliates' income
 Gases                                         16.6              $17.8             $35.3            $34.2
 Equipment                                       .2                 .5                .9               .8
 Chemicals                                     --                  3.1               1.5              6.7
------------------------------------------------------------------------------------------------------------------
 Segment Totals                                16.8               21.4              37.7             41.7
------------------------------------------------------------------------------------------------------------------
 Other                                           .1                (.1)               .1              (.1)
------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                          $16.9              $21.3             $37.8            $41.6
------------------------------------------------------------------------------------------------------------------


(Millions of dollars)
-----------------------------------------------------------------------------------------------------------------
                                                                                        31 March
                                                                                  2001             2000
-----------------------------------------------------------------------------------------------------------------
 Total assets
 Gases                                                                          $6,368.7         $6,243.1
 Equipment                                                                         232.8            217.2
 Chemicals                                                                       1,510.8          1,712.7
-----------------------------------------------------------------------------------------------------------------
 Segment Totals                                                                  8,112.3          8,173.0
-----------------------------------------------------------------------------------------------------------------
 Corporate assets                                                                  172.2            397.3
-----------------------------------------------------------------------------------------------------------------
 Consolidated Totals                                                            $8,284.5         $8,570.3
-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
                                                                                     Twelve Months Ended
                                                                                          31 March
                                                                                  2001              2000
-----------------------------------------------------------------------------------------------------------------
ORONA (f)
 Gases                                                                              12.9%            10.8%
 Equipment                                                                           6.3%             4.7%
 Chemicals                                                                           9.6%            12.8%
-------------------------------------------------------------------------------------------------------------
 Segment Totals                                                                     12.0%            11.0%
-------------------------------------------------------------------------------------------------------------
 Consolidated Totals                                                                11.3%            10.1%
-------------------------------------------------------------------------------------------------------------

(a) The results for the three and six months ended 31 March 2001 exclude a cost reduction charge of $26.3 million.

(b) The results for the three and six months ended 31 March 2001 exclude a cost reduction charge of $4.6 million.

(c) The results for three and six months ended 31 March 2000 exclude a gain on the sale of packaged gas facilities of $6.3 million.

(d) The results for three and six months ended 31 March 2000 exclude a cost reduction charge of $8.7 million.

(e) The results for the three and six months ended 31 March 2001 exclude a litigation settlement charge of $6.0 million.

(f) Operating return on net assets (ORONA) is calculated as the rolling four quarter sum of operating income divided by the rolling five quarter average of total assets less investments in equity affiliates. The ORONA calculation excludes all special items impacting operating income.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY GEOGRAPHIC REGIONS
                                   (Unaudited)


(Millions of dollars)
------------------------------------------------------------------------------ ------------------------------------
                                                 Three Months Ended                  Six Months Ended
                                                      31 March                           31 March
                                               2001             2000              2001             2000
--------------------------------------------------------------------------------------------------------------
Revenues from external customers
 United States                            $1,018.8           $879.3          $1,988.6         $1,718.5
--------------------------------------------------------------------------------------------------------------
 United Kingdom                              116.1            124.4             218.9            245.5
 Spain                                        78.0             78.9             147.8            155.7
 Other Europe                                152.8            149.1             294.0            289.9
--------------------------------------------------------------------------------------------------------------
Total Europe                                 346.9            352.4             660.7            691.1
--------------------------------------------------------------------------------------------------------------
 Canada/Latin America                         56.4             55.0             122.3            113.4
 Asia                                         76.2             60.4             167.9             88.4
 All Other                                    --                 .1                .1               .2
--------------------------------------------------------------------------------------------------------------
Total                                     $1,498.3         $1,347.2          $2,939.6         $2,611.6
--------------------------------------------------------------------------------------------------------------


Note: Geographic information is based on country of origin. The other Europe segment operates principally in France, Germany, Netherlands, and Belgium.




Media Inquiries:
         Lisa Walsh, tel: (610) 481-5784; e-mail: walshla@apci.com.
                                                  -----------------

Investor Inquiries:
         Alexander W. Masetti, tel: (610) 481-7461; e-mail: masettaw@apci.com.
                                                            ------------------

                     **************************************
                     --------------------------------------


Item 9.  Regulation FD Disclosure
---------------------------------

The Q2 earnings teleconference following the earnings release which started at 11:15 a.m. EDST on April 23 could be accessed by listening on the Company's web site at http://www.airproducts.com/fin/quarterly.htm. Recordings of the earnings teleconference and copies of the slides used will continue to be available at the above web address until midnight on May 1, 2001.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   Air Products and Chemicals, Inc.
                               ----------------------------------------
                               (Registrant)



Dated: 23 April 2001           By:          /s/ Leo J. Daley
                                  ---------------------------------------
                                            Leo J. Daley
                                  Vice President - Finance and Controller
                                       (Chief Financial Officer)